Room 4561


      December 13, 2005




Mr. Zach Bair
President and Chief Operating Officer
Immediatek, Inc.
2435 N. Central Expressway
Suite 1610
Richardson, TX  75080

      Re:	Immediatek, Inc.
   Form 10-KSB for the fiscal year ended December 31, 2004
   Forms 10-QSB for the fiscal quarters ended March 31, 2005 and June 30, 2005
   File No. 000-26073



Dear Mr. Bair:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.



							Sincerely,



							Kathleen Collins
							Accounting Branch Chief


??

??

??

??


Mr. Zach Bair
Immediatek, Inc.
September 13, 2005
Page 5